UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 13, 2006
Commission File Number           1-13610
PMC COMMERCIAL TRUST
(Exact name of registrant as specified in its charter)

TEXAS	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200

(Address of principal executive offices)	(Registrant’s telephone number)
Former name, former address and former fiscal year, if changed since last report: NONE
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On January 13, 2006, PMC Commercial Trust (“PCC”) received rejection notices on the 12 individual property leases between PCC and Arlington Inns, Inc. (“AII”), a subsidiary of Arlington Hospitality, Inc. (“AHI”). These properties were the subject of a sale and leaseback transaction commencing in 1998 in which PCC purchased the properties from AHI and then leased the properties back to AII. AHI filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on August 31, 2005. AHI is the guarantor for obligations due from our tenant, AII, which filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on June 22, 2005. As a result of the rejection of the leases, PCC has now taken possession of the hotel properties.
     Following the lease rejection, we sold one of the hotel properties with a net book value of approximately $1.3 million for approximately $2.3 million. We financed the sale through origination of a loan of approximately $1.9 million with an interest rate of LIBOR plus 4% and an amortization period and term of 20 years. As a result of the lease rejection, PCC has hired third party management companies to operate the remaining hotel properties. PCC, as a real estate investment trust, cannot directly operate hospitality properties.
     It is our intention to sell the properties in an orderly and efficient manner. As a result of the AHI and AII bankruptcies, we own 14 hotel properties which are operated by third party management companies. Management believes that we will sell ten of the hotel properties within the next year, although no assurances can be given that we will be able to do so.

SIGNATURE
Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: January 20, 2006

PMC COMMERCIAL TRUST
By:	/s/ Barry N. Berlin
Barry N. Berlin,
Chief Financial Officer